Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268335

Prospectus Supplement No. 2

to Prospectus dated February 3, 2023

CHILEAN COBALT CORP.

13,000,000 Shares of Common Stock

$4.00 per Share

This prospectus supplement No. 2 amends and supplements the prospectus dated February 3, 2023 and prospectus supplement No. 1 filed on March 24, 2023 relating to the resale of up to 13,000,000 shares of common stock of Chilean Cobalt Corp. (the “Company,” “C3,” “we,” “our” and “us”) by the selling stockholders named in the prospectus. The foregoing prospectus, prospectus supplement No. 1 and this prospectus supplement are collectively referred to as the “prospectus.” Please keep this prospectus supplement with your prospectus for future reference.

This prospectus supplement incorporates into the prospectus the attached Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on May 8, 2023.

This prospectus supplement is not complete without the prospectus, including any supplements and amendments thereto. This prospectus supplement should be read in conjunction with the prospectus which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus, including any supplements and amendments thereto.

Investing in our common stock should be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” section of the prospectus to read about the risks you should consider before buying shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Capitalized terms contained in this prospectus supplement have the same meanings as in the prospectus unless otherwise stated herein.

The date of this prospectus supplement is May 8, 2023

Index of SEC Filings

The following report listed below is filed as a part of this prospectus supplement No. 2.

Appendix No.	Description

Appendix 1	Current Report on Form 8-K filed with the Securities and Exchange Commission on May 8, 2023.

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Appendix 1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 2, 2023

CHILEAN COBALT CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-268335	82-3590294
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1199 Lancaster Ave, Suite 107

Berwyn, Pennsylvania 19312

(Address of principal executive offices)

(484) 580-8697

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 2, 2023, the Board of Directors (the “Board”) of Chilean Cobalt Corp., a Nevada corporation (the “Company”), approved a 3-for-1 forward split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to which each one (1) share of the Common Stock issued and outstanding will be split into three (3) shares of Common Stock (the “Forward Split”). On the same date, the Board approved the Forward Split, the Board also approved an amendment to the Company’s Articles of Incorporation to effect the Forward Split (the “Articles Amendment”). The Forward Split and Articles of Amendment are referred to together herein as the “Corporate Action.”

The Company filed the Articles of Amendment with the Secretary of State of the State of Nevada on May 2, 2023 to effectuate the Forward Stock Split. A copy of the Articles of Amendment is attached to this Current Report on Form 8-K as Exhibit 3.1 and is incorporated by reference herein.

The Forward Stock Split will be effective with the State of Nevada on May 2, 2023. The par value, authorized shares and other terms of Company’s Common Stock were not affected by the Corporate Action.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 2, 2023, a majority of the Company’s shareholders, constituting 51.12% of the issued and outstanding shares of the Company’s Common Stock at such time, approved the Corporate Action by written consent.

Item 7.01	Regulation FD Disclosure.

On May 8, 2023, the Company sent a notice (the “Shareholder Notice”) in the general form and content referenced in Exhibit 99.1 hereto to all shareholders who did not provide an affirmative vote by shareholder consent to approve the Corporate Action.

The information included in the Shareholder Notice shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
3.1	Articles of Amendment filed with Nevada Secretary of State on May 2, 2023.

99.1	Form of Shareholder Notice.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHILEAN COBALT CORP

Dated: May 8, 2023	By:	/s/ Duncan T. Blount
	Name:	Duncan T. Blount
	Title:	Chief Executive Officer

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Exhibit 3.1

FRANCISCO V. AGUILAR Secretary of State 202 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov Certificate of Change Pursuant to NRS 78.209 TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT This form must be accompanied by appropriate fees. If necessary, additional pages may be attached to this form. Page 1 of 1 Revised: 12/12/2022 INSTRUCTIONS: 1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID). 2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change. 3. Indicate the number of authorized shares and par value, if any of each class or series after the change. 4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series. 5. Indicate provisions, if any, regarding fractional shares that are affected by the change. 6. NRS required statement. 7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed. 8. Must be signed by an Officer. Form will be returned if unsigned. 1. Entity Information: Name of entity as on file with the Nevada Secretary of State: Chilean Cobalt Corp. Entity or Nevada Business Identification Number (NVID): NV20171777936 2. Current Authorized Shares: The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: 100,000,000 shares of common stock, par value $0.0001 per share 25,000,000 shares of preferred stock, par value $0.0001 per share 3. Authorized Shares After Change: The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: 100,000,000 shares of common stock, par value $0.0001 per share 25,000,000 shares of preferred stock, par value $0.0001 per share 4. Issuance: The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: Three shares of common stock isssued for each one issued and outstanding share of common stock (a 3 - for - 1 forward split). 5. Provisions: The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby : 6. Provisions: The required approval of the stockholders has been obtained. 7. Effective date and time: (Optional) Date: Time: (must not be later than 90 days after the certificate is filed) 8. Signature: (Required) X Chief Executive Off. 05/02/2023 Signature of Officer Title Date

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Exhibit 99.1

Chilean Cobalt Corp.

Notice to Shareholders

May 8, 2023

This is a notice to shareholders of Chilean Cobalt Corp., a Nevada corporation (the “Corporation”) that, on May 2, 2023, shareholders of the Corporation holding a majority of the voting power of the Corporation undertook an action by written consent in lieu of a meeting of shareholders to approve certain actions by the Corporation.

The written consent approved a 3-for-1 forward split of the common stock, par value $0.0001 per share, of the Corporation (the “Common Stock”), pursuant to which each share of the Common Stock issued and outstanding was split into three shares of Common Stock (the “Forward Split”). The written consent approved the Forward Split and an amendment to the Articles of Incorporation to effect the Forward Split (the “Articles Amendment”). The Forward Split and the Articles Amendment was approved and adopted by the Board of Directors of the Corporation (the “Board”) on the same day, immediately prior to the written consent of the shareholders.

The Articles Amendment was filed with the Secretary of State of the State of Nevada on May 2, 2023 and it, and therefore the Forward Split, were effective on that date.

This notice is being sent pursuant to the requirements of the Bylaws of the Corporation which require that prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent be given to those shareholders who have not consented in writing or electronic transmission and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date of such meeting had been the date that written consents signed by a sufficient number of stockholders or members to take the action were delivered to the Corporation.

No action is required on your part.

If you have any questions regarding this notice or the items discussed above, please contact me via email at duncan.blount@chileancobaltcorp.com.

By: /s/ Duncan T. Blount
Name: Duncan T. Blount
Title: Chief Executive Officer

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